EXHIBIT "99"


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                       EAST TEXAS FINANCIAL SERVICES, INC.
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           1200 South Beckham o P. O. Box 6910 o Tyler, TX 75711-6910
                        o 903-593-1767 o Fax 903-593-1094




                                  NEWS RELEASE


For verification, contact:  Gerald W. Free, Vice Chairman/President/CEO
                            Derrell W. Chapman, Executive Vice President/COO/CFO

Telephone:        (903) 593-1767
Fax:              (903) 593-1094

For immediate release:  July 23, 2003

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                       EAST TEXAS FINANCIAL SERVICES, INC.
                             DECLARES CASH DIVIDEND

Tyler, Texas, July 23, 2003, - - - East Texas Financial Services, Inc., (OTC Bulletin Board: ETFS.OB), the holding company for First Federal Savings and Loan Association of Tyler, Texas, today reported that it has declared a quarterly cash dividend of $0.05 per share to be paid on August 27, 2003 to stockholders of record as of August 13, 2003. The annualized dividend yield is approximately 1.51% based on the most recent market price of $13.25.

In other matters, Vice Chairman, Gerald W. Free announced that the Company was investigating the feasibility of deregistering the Company's stock under the Securities and Exchange Act of 1934. According to Free, "The Company is considering the deregistration in order to reduce operating expenses. Increasing costs associated with the Company's reporting obligations with the SEC, external audit costs, and other administrative costs are factors in the Company's decision to conduct this study." Mr. Free emphasized, "If the decision is made to deregister, it will in no way change the way the Company conducts business. In addition, the Company would continue to provide certain financial and other information to stockholders on a periodic basis and would make every effort to ensure that its stock continues to be listed on the OTC Bulletin Board."





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East Texas  Financial  Services,  Inc., is the holding company for First Federal
Savings and Loan Association of Tyler, Texas, which presently operates three full service offices and a loan agency in the Tyler area and one full service office in Gilmer, TX.


The Company's stock is traded under the symbol "ETFS" on the OTC Electronic Bulletin Board. Shares of the Company's stock have traded between $11.00 and $15.00 over the past twelve months.




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